Exhibit 10(b)

                   TIME NOTE - GRID - FLUCTUATING INTEREST
                   ---------------------------------------


$5,000,000.00                                         May 23, 2000
                                                      Boston, Massachusetts

      On March 31, 2001, for value received, Westerbeke Corporation (the "Borrower") promises to pay to the order of CITIZENS BANK OF MASSACHUSETTS ("Bank") at the office of Bank located at 28 State Street, Boston, Massachusetts 02109, or such other place as the holder hereof shall designate, Five Million DOLLARS ($5,000,000) or, if less, the aggregate unpaid principal amount of all loans made by the Bank to the Borrower, together with interest on unpaid balances payable monthly in arrears on the first day of each calendar month and on the due date hereof, at either, as selected by Borrower (i) a fluctuating interest rate per annum equal to 0% above Bank's Prime Rate in effect from time to time or (ii) LIBOR plus two and one quarter percent (2.25%). Each change in such interest rate for loans bearing interest with reference to the Prime Rate shall take effect simultaneously with the corresponding change in such Prime Rate. "Prime Rate" shall mean the rate of interest announced by Bank from time to time as its "Prime Rate". LIBOR shall be determined as provided under that certain letter agreement between Bank and Borrower dated the date hereof. Interest shall be calculated on the basis of actual days elapsed and a 360-day year. If this note is not paid in full on the due date, whether as stated or by acceleration, interest on unpaid balances shall thereafter be payable on demand at a fluctuating interest rate per annum equal to 4% above the Prime Rate in effect from time to time.

      All loans hereunder and all payments on account of principal and interest hereof shall be recorded by the Bank and prior to any transfer hereof, endorsed on the grid attached hereto which is part of this note. The entries on the records of the Bank (including any appearing on this note) shall be prima facie evidence of amounts outstanding hereunder.

      This note shall, at the option of the holder, become immediately due and payable without notice or demand upon the occurrence of any of the following events:

      (a)   Failure to make any payment of interest when due;
      (b) Failure for 90 days to discharge any attachment or levy on any property of the Borrower;
      (c) Default in the payment or performance of any liability, obligation or agreement of any maker hereof to or with the holder hereof;
      (d) Occurrence of any of the following with respect to the Borrower or any endorser or guarantor hereof: admission in writing of his or its inability, or be generally unable, to pay his or its debts as they become due, death, dissolution, termination of existence, cessation of normal business operations, insolvency, appointment of a receiver of any part of the property of, legal or equitable assignment, conveyance or transfer of property for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against, such person.

      Any deposits or other sums at any time credited by or due from the holder to the Borrower, or to any endorser or guarantor hereof, and any securities or other property of the Borrower or any endorser or guarantor at any time in the possession of the holder may at all times be held and treated as collateral for the payment of this note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of the Borrower to the holder. Regardless of the adequacy of collateral, the holder may apply or set off such deposits or other sums against such liabilities at any time in the case of the Borrower, but only with respect to matured liabilities in the case of endorsers and guarantors.

      The Borrower and every endorser and guarantor of this note hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consent that this note may be extended from time to time and that no extension or other indulgence, and no substitution, release or surrender of collateral and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of the Borrower or any such endorser or guarantor. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

      This note is secured by any and all collateral at any time granted to Bank to secure any obligations of any maker hereof.

      The Borrower and every endorser and guarantor of this note agree to pay on demand all costs and expenses (including legal costs and attorneys' fees) incurred or paid by the holder in enforcing this note on default.

      This note shall take effect as a sealed instrument and shall be governed by the laws of the Commonwealth of Massachusetts.

                                       Westerbeke Corporation

                                       By /s/ Gregory Haidemenos
                                          ----------------------
                                          Gregory Haidemenos
                                          Asst. Secretary and CFO

                                          ADDRESS:

                                          Avon Industrial Park
                                          Avon, MA 02322